Exhibit 5.1

To Alvotech 9, rue de Bitbourg, L - 1273 Luxembourg, Grand Duchy of Luxembourg (the “Company”) Luxembourg, August 15, 2022

AO/ADSA – 016843-70014.37509213v7

Alvotech – Registration Statement S-8

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech, a company existing under the laws of the Grand Duchy of Luxembourg as a société anonyme, with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, relating to the management incentive plan of the Company (the “Plan”) approved on June 13, 2022 and further acknowledged by the board of the Company on June 23, 2022, and the registration of 16,802,386 ordinary shares with a nominal value of USD 0.01 per ordinary share that may be issued and/or allocated under the Plan (the “Plan Issuable Shares” and, together with the Treasury Shares, as defined below, the “Shares”).

1.	Scope

1.1.	In arriving to the opinions expressed below, we have examined and relied exclusively on the documents (the “Documents”) identified in Appendix A hereto.

1.2.

We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on the opinions expressed herein.

1.3.	A reference to a convention, law, rule or regulation in this opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently:

2.1.

that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;

2.2.

the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and the completeness and correctness of the represenations and statements made therein;

2.3.

that there have been no amendments to the Documents in the form delivered to us for the purpose of this opinion, and there will be none prior to their execution to the extent provided in draft form, which would have a bearing on this opinion;

2.4.

that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion;

2.5.

that the board of directors of the Company and/or its delegate(s), as applicable, (i) in the case of the Plan Issuable Shares will adopt one or several resolutions to issue and deliver the Plan Issuable Shares, and take all necessary steps and comply with applicable requirements at the time to give full effect to the issuance of the Plan Issuable Shares in accordance with the Plan and Luxembourg law or (ii) in the case of the Treasury Shares, will hold, acquire or purchase for delivery a sufficient number of Treasury Shares to settle its obligations under the Plan;

2.6.	that the Plan is and will, until issuance and/or allocation of Shares, remain in full force and effect and beneficiaries will be allocated grants in accordance with its terms;

2.7.

that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg in respect of the issuance and/or allocation of Shares have been obtained or fulfilled and are and will remain in full force and effect; that all steps outside Luxembourg and requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Documents (and the transactions contemplated therein) and that all conditions to which the transactions under the Documents are subject will be satisfied prior to the issuance and/or allocation of Shares;

2.8.

the existence, capacity, power and authority of each of the parties to the Documents (other than the Company) to enter into the Documents to which it is a party and perform its obligations under those Documents and that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he or she signed and each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he or she signs;

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2.9.

that all statements made by the Company in the Certificate (as defined below) are correct, complete and up to date at the date of the Certificate and will still be correct, complete and up to date as of the date hereof and on the date of issuance of the Plan Issuable Shares;

2.10.

that the Shares will not be offered to the public in circumstances where the obligation arises to publish a prospectus in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended;

2.11.

that the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of the Company and that the head office (administration centrale), the place of effective management (siege de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company is located at the place of their registered office (siege statutaire) in Luxembourg.

3.	Opinions

This opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	The Company is a public limited company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

3.2.

In case of the Plan Issuable Shares, the Plan Issuable Shares will be validly issued, fully paid up and non-assessable (meaning no further payments will have to be made thereon) subject to and upon the accomplishment of all the requirements and formalities set out in the Company’s articles of association and the Plan for issuance of the Plan Issuable Shares.

3.3.

In case of the Treasury Shares, the Treasury Shares have been validly issued and are fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

The opinions expressed herein are subject to the following qualifications:

4.1.

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;

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4.2.

the opinions expressed herein are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

4.3.

deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg law, must be published on the RESA (as defined below) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time.

5.	Reliance

5.1.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance and/or allocation of the Shares.

5.2.

It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended. This opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update this opinion or inform of any changes in law following such date.

5.3.

This opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Alexander Olliges

Alexander Olliges

Partner

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APPENDIX A – DOCUMENTS

1.	A scanned copy of the resolutions of the sole shareholder of the Company approving the Plan dated June 13, 2022.

2.	A scanned copy of the written resolutions of the chairperson of the Company dated June 13, 2021 approving, inter alia, the entry of the Company into the Plan.

3.	A scanned copy of the minutes of the meeting of the board of directors of the Company, acknowledging, inter alia, the Plan, dated June 23, 2022.

4.

A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of two hundred seventy thousand seven hundred twenty-one US dollars and sixty-seven cent (USD 270,721.67) through the issuance of twenty-seven million seventy-two thousand one hundred and sixty-seven (27,072,167) shares (the “Treasury Shares”) dated July 4, 2022.

5.	A scanned copy of the subscription form signed by Alvotech Manco ehf. dated July 4, 2022.

6.	A scanned copy of the consolidated articles of association of the Company dated July 14, 2022 (the “Articles”).

7.	An extract dated August 12, 2022 and issued in electronic form by the RCS in respect of the Company.

8.

A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated August 12, 2022 and issued in electronic form by the RCS in respect of the Company.

9.	A scanned copy of the draft Registration Statement.

10.	A scanned copy of the signed certificate issued by the Company on August 10, 2022 (the “Certificate”).

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